SECURITIES AND EXCHANGE COMMISSION

                           	Washington, D.C. 20549


                                  	FORM 15

      	Certification and Notice of Termination of Registration under
 Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty
 to File Reports Under Sections 13 and 15(d) of 	the Securities Exchange Act
 of 1934.

                  Commission File Number 0-27272

        	(Exact name of registrant as specified in its charter)
                    Summo Minerals Corporation
	(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
 1776 Lincoln Street, Suite 900, Denver, Colorado, 80203,(303) 861-5400

	(Title of each class of securities covered by this Form)
                   Common Stock, no par value
	(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains) None.

	Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:
	Rule 12g-4(a)(1)(i)   [ ]		Rule 12h-3(b)(1)(ii)  [ ]
	Rule 12g-4(a)(1)(ii)  [X]		Rule 12h-3(b)(2)(i)   [ ]
	Rule 12g-4(a)(2)(i)   [ ]		Rule 12h-3(b)(2)(ii)  [ ]
	Rule 12g-4(a)(2)(ii)  [ ]		Rule 15d-6            [ ]
	Rule 12h-3(b)(1)(i)   [ ]

	Approximate number of holders of record as of the certification or notice date:
                               400

	Pursuant to the requirements of the Securities Exchange Act of 1934,
 Summo Minerals Corporation has caused this	certification/notice to be
 signed on its behalf by the 	 undersigned duly authorized person.

DATE:   August 7, 1997          BY: /s/ James D. Frank
								James D. Frank, Chief
								Financial Officer